As filed with the Securities and Exchange Commission on December 20, 2000

                                                               Registration No.
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -----------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                       VITESSE SEMICONDUCTOR CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)


               Delaware                                77-0138960
   (State or other jurisdiction of                  (I.R.S. Employer
    incorporation or organization)               Identification Number)

                                741 Calle Plano
                              Camarillo, CA 93012
                                 (805) 388-3700
(Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                            -----------------------

                               Louis R. Tomasetta
                                   President
                             Vitesse Semiconductor
                                  Corporation
                                741 Calle Plano
                              Camarillo, CA 93012
                                 (805) 388-3700

                            -----------------------

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            -----------------------

                                   Copies to:
                               Francis S. Currie
                             Davis Polk & Wardwell
                              1600 El Camino Real
                              Menlo Park, CA 94025
                                 (650) 752-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            -----------------------

                                     CALCULATION OF REGISTRATION FEE
====================================================================================================================
                                                                 Proposed
                                                                 Maximum       Proposed Maximum
         Title of Each Class               Amount to be       Offering Price       Aggregate           Amount of
    of Securities to be Registered          Registered         Per Share (1)  Offering Price (1)   Registration Fee
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01
  per share..........................     70,800 shares         $     55.19      $3,907,310.40        $    1,040
=====================================================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933 based on the closing price for Vitesse Common Stock on December 18, 2000.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
===============================================================================

                SUBJECT TO COMPLETION, DATED DECEMBER 20, 2000

                                 70,800 Shares

                       VITESSE SEMICONDUCTOR CORPORATION

                                  Common Stock

                            -----------------------

     All of the shares of common stock offered by this Prospectus are being sold by selling stockholders. Vitesse Semiconductor Corporation will not receive any of the proceeds from the sale of these shares.

     Our shares are listed for trading on The Nasdaq Stock Market's National Market under the symbol "VTSS". On December 18, 2000, the last reported sales price of our common stock on the Nasdaq National Market was $55.19.

     Investing in our common stock involves risks. See "Risk Factors" starting on page 3.

     We originally issued all of the shares offered by this prospectus pursuant to an Agreement and Plan of Merger among Vitesse Semiconductor Corporation, Castle Rock Acquisition Corp. and FirstPass, Inc. dated October 4, 2000, and we are registering the shares pursuant to that agreement.

     The selling stockholders may sell all or a portion of the shares from time to time on the Nasdaq Stock Market's National Market and at prices which will be determined by the prevailing market price for the shares.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this Prospectus is December __, 2000.

                            -----------------------
                               TABLE OF CONTENTS
                            -----------------------

                                                                           Page
                                                                           ----
Vitesse Semiconductor Corporation...........................................1
Special Note Regarding Forward-Looking Statements...........................1
Where You Can Find Additional Information...................................1
Risk Factors................................................................3
Use of Proceeds.............................................................7
Selling Stockholders........................................................7
Plan of Distribution........................................................8
Legal Matters...............................................................8
Experts.....................................................................9


     You should rely only on information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                       VITESSE SEMICONDUCTOR CORPORATION

     Vitesse is a leader in the design, development, manufacturing and marketing of high-performance digital integrated circuits. Integrated circuits are components necessary to all electronic systems. Our principal executive offices are located at 741 Calle Plano, Camarillo, CA 93012 and our telephone number is (805) 388-3700. References to Vitesse, the Company, "we", "us" and "our" in this Prospectus refer to Vitesse Semiconductor Corporation and its subsidiaries unless the context requires otherwise.


               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents we incorporate by reference may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this prospectus that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Exchange Act and
Section 27A of the Securities Act. Words such as "estimate," "project," "plan," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this prospectus and the other documents incorporated by reference, including, but not limited to, our Annual Report on Form 10-K for the year ended September 30, 2000, including any amendment. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.


                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"), in accordance with the Securities Exchange Act of 1934 (the "Exchange Act"). You may read and copy our reports, proxy statements and other information filed by us at the public reference facilities of the SEC in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the SEC are available to the public over the Internet at the SEC's World Wide Web site at www.sec.gov.

     We have filed a registration statement on Form S-3 under the Securities Act of 1933 (the "Securities Act") with respect to our common stock. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement. Some information is omitted and you should refer to the registration statement and its exhibits.

     The SEC allows us to "incorporate by reference" the information we have previously filed with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:

     (a) Our Annual Report on Form 10-K for the fiscal year ended September 30, 2000.

     (b) The description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on November 8, 1991, including any amendment or report filed for the purpose of updating any such description.

     You may request a copy of these filings, at no cost, by writing, calling or e-mailing us at the following address:

          Vitesse Semiconductor Corporation
          741 Calle Plano
          Camarillo, CA 93012 Attention: Investor Relations (805) 388-3700 invest@vitesse.com.

                                  RISK FACTORS

     You should carefully consider the following factors and other information in this prospectus before deciding to purchase our common stock. Any of these risks could have a material adverse effect on our business, financial condition, results of operations and prospects, which could in turn have a material adverse effect on the price of our common stock.

     We Are Dependent on a Small Number of Customers in a Few Industries

     We intend to continue focusing our sales effort on a small number of customers in the communications and test equipment markets that require high-performance integrated circuits. Some of these customers are also our competitors. In fiscal 2000, our largest customer accounted for 15% of our total revenues and no other customer accounted for more than 10% of our total revenues. If any of our major customers delays orders of our products or stops buying our products, our business and financial condition would be severely affected.

     Our Operating Results May Fluctuate

     Our quarterly revenues and expenses may fluctuate in the future. These variations may be due to a number of factors, many of which are outside our control. Factors that could affect our future operating results include the following:

     o    The loss of major customers
     o Variations, delays or cancellations of orders and shipments of our products
     o    Reduction in the selling prices of our products
     o    Significant changes in the type and mix of products being sold
     o    Delays in introducing new products
     o    Design changes made by our customers
     o    Our failure to manufacture and ship products on time
     o Changes in manufacturing capacity, the utilization of this capacity and manufacturing yields
     o    Variations in product and process development costs
     o    Changes in inventory levels; and
     o    Expenses or operational disruptions resulting from acquisitions

     In the past, we have recorded significant new product and process development costs because our policy is to expense these costs at the time that they are incurred. We may incur these types of expenses in the future. In future periods, we expect a substantial increase in amortization of intangible assets resulting from recent acquisitions and interest expense resulting from recent financing activities. These additional expenses will have a material and adverse effect on our earnings in future periods. The occurrence of any of the above mentioned factors could have a material adverse effect on our business and on our financial results.

     We Have Limited Manufacturing Capacity and We Depend on a New Production Facility

     During 1998, we started producing high-performance integrated circuits at our new six-inch wafer fabrication factory in Colorado Springs, Colorado. We are faced with several risks in the successful operation of this facility as well as in our overall production operations. We had only produced finished four-inch wafers until 1998 and therefore we have limited experience with the equipment and processes involved in producing finished six-inch wafers. We do not have excess production capacity at our Camarillo plant to offset failure of the new Colorado facility to meet production goals. Further, some of our products have been qualified for manufacture at only one of the two facilities. Consequently, our failure to successfully operate the new facility could severely damage financial results.

     We also must now effectively coordinate and manage two fabrication facilities. We have limited experience in managing production facilities located at two different sites, and our failure to successfully do so could have a material adverse effect on our business and operating results.

     There Are Risks Associated with Recent and Future Acquisitions

     In fiscal 1999, we made four strategic acquisitions. In March 2000, we completed the acquisition of Orologic, Inc., in exchange for approximately 4.6 million shares of our common stock. In May 2000, we completed the acquisition of SiTera, Incorporated for approximately 14.7 million shares of our common stock. Also in 2000, we have completed three smaller acquisitions for an aggregate of approximately $45.0 million in cash, 70,800 shares of Common Stock, and stock options assumed. These acquisitions may result in the diversion of management's attention from the day-to-day operations of the Company's business. Risks of making these acquisitions include difficulties in the integration of acquired operations, products and personnel. If we fail in our efforts to integrate recent and future acquisitions, our business and operating results could be materially and adversely affected.

     In addition, acquisitions could result in dilutive issuances of equity securities, substantial debt and amortization expenses related to goodwill and other intangible assets. In particular, in connection with our acquisition of Orologic, Inc., we were required to expense in-process research and development of $45.6 million in the three months ended March 31, 2000. Further, we expect to amortize an aggregate of approximately $446 million of goodwill and other identifiable intangible assets over the next 2 to 6 years. We do not currently have any binding obligations with respect to any particular material acquisition; however, our management frequently evaluates strategic opportunities available. In the future we may pursue additional acquisitions of complementary products, technologies or businesses.

     The market price for our common stock has been volatile and future volatility could cause the value of your investment in our company to decline.

     The value of your investment could decline due to the impact of any of the following factors, among others, upon the market price of our common stock:

     o    Changes in our earnings estimates by financial analysts;

     o    our failure to meet financial analysts' performance expectations; and

     o changes in market valuations of other companies in the semiconductor or fiber optic equipment industries.

     In addition, many of the risks described elsewhere in this section could materially and adversely affect our stock price, as discussed in those risk factors. The stock markets have recently experienced price and volume volatility that has affected companies' stock prices. Stock prices for many companies in the semiconductor or fiber optic equipment industries have experienced wide fluctuations that have often been unrelated to the operating performance of these companies. Fluctuations such as these are likely to affect the market price of our common stock.

     In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of such companies' securities. If instituted against us, regardless of the outcome, such litigation could result in substantial costs and diversion of our management's attention and resources and have a material adverse effect on our business, financial condition and results of operations. We could be required to pay substantial damages, including punitive damages, if we were to lose such a lawsuit.

     Our Industry Is Highly Competitive

     The high-performance semiconductor market is extremely competitive and is characterized by rapid technological change, price erosion and increased international competition. The communications and test equipment industries, which are our primary target markets, are also becoming intensely competitive because of deregulation and international competition. We compete directly or indirectly with the following categories of companies:

     o Gallium Arsenide fabrication operations of systems companies such as Conexant and Fujitsu

     o High-performance silicon integrated circuit manufacturers who use Emitter Coupled Logic ("ECL"), Bipolar Complementary Metal-Oxide-Semiconductor ("BiCMOS") or Complementary Metal-Oxide-Semiconductor ("CMOS") technologies such as Hewlett Packard, Fujitsu, Motorola, Lucent Technologies, Texas Instruments and Applied Micro Circuits Corporation

     o Internal integrated circuit manufacturing units of systems companies such as Lucent Technologies, Siemens and Fujitsu.

     Our current and prospective competitors include many large companies that have substantially greater marketing, financial, technical and manufacturing resources than we do.

     Competition in the markets that we serve is primarily based on price/performance, product quality and the ability to deliver products in a timely fashion. Product qualification is typically a lengthy process and some prospective customers may be unwilling to invest the time or expense necessary to qualify suppliers such as Vitesse. Prospective customers may also have concerns about the relative advantages of some of our products compared to more familiar silicon-based semiconductors. Further, customers may also be concerned about relying on a relatively small company for a critical sole-sourced component. To the extent we fail to overcome these challenges, there could be material and adverse effects on our business and financial results.

     There is Risk Associated with Doing Business in Foreign Countries

     In fiscal 2000, international sales accounted for 24% of our total revenues, and we expect international sales to constitute a substantial portion of our total revenues for the foreseeable future. International sales involve a variety of risks and uncertainties, including risks related to:

     o    Reliance on strategic alliance partners

     o    Compliance with foreign regulatory requirements

     o    Variability of foreign economic conditions

     o    Changing restrictions imposed by U.S. export laws, and

     o Competition from U.S. based companies that have firmly established significant international operations

     Failure to successfully address these risks and uncertainties could adversely affect our international sales, which could in turn have a material and adverse effect on our results of operations and financial condition.

     We Must Keep Pace with Product and Process Development and Technological Change

     The market for our products is characterized by rapid changes in both product and process technologies. We believe that our success to a large extent depends on our ability to continue to improve our product and process technologies and to develop new products and technologies in order to maintain our competitive position. Further, we must adapt our products and processes to technological changes and adopt emerging industry standards. Our failure to accomplish any of the above could have a negative impact on our business and financial results.

     We Are Dependent on Key Suppliers

     We manufacture our products using a variety of components procured from third-party suppliers. Most of our high-performance integrated circuits are packaged by third parties. Other components and materials used in our manufacturing process are available from only a limited number of sources. Any difficulty in obtaining sole- or limited-sourced parts or services from third parties could affect our ability to meet scheduled product deliveries to customers. This in turn could have a material adverse effect on our customer relationships, business and financial results.

     Our Manufacturing Yields Are Subject to Fluctuation

     Semiconductor fabrication is a highly complex and precise process. Defects in masks, impurities in the materials used, contamination of the manufacturing environment and equipment failures can cause a large percentage of wafers or die to be rejected. Manufacturing yields vary among products, depending on a particular high- performance integrated circuit's complexity and on our experience in manufacturing it. In the past, we have experienced difficulties in achieving acceptable yields on some high-performance integrated circuits, which has led to shipment delays. Our overall yields are lower than yields obtained in a mature silicon process because we manufacture a large number of different products in limited volume and our process technology is less developed. We anticipate that many of our current and future products may never be produced in volume.

     Since a majority of our manufacturing costs are relatively fixed, maintaining a number of shippable die per wafer is critical to our operating results. Yield decreases can result in higher unit costs and may lead to reduced gross profit and net income. We use estimated yields for valuing work-in-process inventory. If actual yields are materially different than these estimates, we may need to revalue work-in-process inventory. Consequently, if any of our current or future products experience yield problems, our financial results may be adversely affected.

     Our Business Is Subject to Environmental Regulations

     We are subject to various governmental regulations related to toxic, volatile and other hazardous chemicals used in our manufacturing process. Our failure to comply with these regulations could result in the imposition of fines or in the suspension or cessation of our operations. Additionally, we may be restricted in our ability to expand operations at our present locations or we may be required to incur significant expenses to comply with these regulations.

     Our Failure to Manage Growth May Adversely Affect Us

     The management of our growth requires qualified personnel, systems and other resources. In particular, the continued operation of the new facility in Colorado Springs and its integration with the Camarillo facility will require significant management, technical and administrative resources. Additionally, we have recently established several product design centers worldwide. Finally, we acquired Vermont Scientific Technologies, Inc. in November 1998, Serano Systems Corporation in January 1999, XaQti Corporation in July 1999, Orologic, Inc. in March 2000, SiTera, Incorporated in May 2000, certain assets and liabilities of Kalman Saffran Associates, Inc. in June 2000, certain assets and liabilities of Philips Semiconductors, Inc. in August 2000 and FirstPass, Inc. in October 2000, and we have only limited experience in integrating the operations of acquired businesses. Failure to manage our growth or to successfully integrate new and future facilities or newly acquired businesses could have a material adverse effect on our business and financial results.

     We Are Dependent on Key Personnel

     Due to the specialized nature of our business, our success depends in part upon attracting and retaining the services of qualified managerial and technical personnel. The competition for qualified personnel is intense. The loss of any of our key employees or the failure to hire additional skilled technical personnel could have a material adverse effect on our business and financial results.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the Shares. All proceeds from the sale of the Shares will be for the account of the selling stockholders, as described below. See "Selling Stockholders" and "Plan of Distribution" described below.


                              SELLING STOCKHOLDERS

     The selling stockholders listed below acquired the Shares pursuant to an Agreement and Plan of Merger among Vitesse Semiconductor Corporation, Castle Rock Acquisition Corp. and FirstPass, Inc. dated October 4, 2000. We completed the acquisition of FirstPass and issued the shares listed below on October 4, 2000. The following is a list of officers of FirstPass prior to the acquisition who are Selling Stockholders:

          Robert Schneiderwind          President

          Michael Schneiderwind         Vice President

          Gregory Lannan                Vice President

          Douglas Krening               Vice President, Secretary

     The following table sets forth, as of the date of this prospectus, the names of the selling stockholders, the number of our shares that the selling stockholders own as of such date, the number of our shares owned by selling stockholders that may be offered for sale from time to time by this prospectus, and the number of our shares to be held by such selling stockholder assuming the sale of all of the shares offered hereby. Except as set forth above, the selling stockholders have not held any position or office or had a material relationship with us or any of our affiliates within the past three years other than as a result of the ownership of our common stock.

     We have agreed to keep the registration statement of which this prospectus constitutes a part effective until October 4, 2001. We may amend or supplement this prospectus from time to time to update the disclosure hereunder.

                                                   Percent of                                        Percent of
                                      Shares       Outstanding                      Shares Owned     Outstanding
                                   Beneficially   Vitesse Stock                    After Offering   Vitesse Stock
Name of Beneficial Owner           Owned(1)(2)         (3)        Shares Offered         (4)             (3)(4)
---------------------------        ------------   -------------   --------------   --------------   -------------
Robert A. Schneiderwind(5)            24,098            *             17,700            6,398              *
Douglas N. Krening(5)                 24,098            *             17,700            6,398              *
Gregory B. Lannan(5)                  24,098            *             17,700            6,398              *
Michael J. Schneiderwind(5)           24,098            *             17,700            6,398              *
                                      ------           ---            ------           ------             ---
                                      96,392            *             70,800           25,592              *

---------
*Represents less than 1% of the outstanding shares of Common Stock.

(1) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this Prospectus through the exercise of any stock option or other right.

(2) For each stockholder listed below, approximately 1,770 shares listed are held in escrow for such stockholder's account by US Bank Trust, National Association, as escrow agent pursuant to the Agreement and Plan of Merger. Unless subject to a claim for indemnification by Vitesse, or reacquired by Vitesse as a result of the resolution of such a claim, the shares held in escrow will be released to the Selling Stockholders on October 4, 2001.

(3) Based on the number of shares of Vitesse common stock outstanding as of July 31, 2000.

(4)  Assumes the sale of all shares offered hereby.

(5) Includes 6,398 shares issuable pursuant to options exercisable within 60 days of the date of this table, which shares are not being offered hereby.

                              PLAN OF DISTRIBUTION

     On October 4, 2000, Vitesse entered into the Agreement and Plan of Merger with FirstPass, Inc., and certain other parties, a copy of which is attached as an exhibit to the registration statement of which this prospectus is a part. Vitesse completed the acquisition of FirstPass, Inc. and issued the Shares registered for resale hereon on October 4, 2000. The registration statement has been filed pursuant to the agreement and a registration rights agreement to which each of the selling stockholders is a party. To our knowledge, the selling stockholders have not entered into any agreements, arrangements or understandings with any particular brokers or market makers with respect to the shares, nor do we know the identity of the brokers or market makers which will participate in the offering.

     The shares covered hereby may be offered and sold from time to time by the selling stockholders. Subject to the registration rights agreement, the selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders plan to sell the shares offered hereby only in brokers' transactions, as defined in Rule 144 promulgated under the Securities Act. In general, brokers' transactions are ones in which the broker merely executes the sell order, receives no more than the customary commission and does not solicit orders to buy the shares. No assurances can be given that the selling stockholders will sell any of the shares subject to this prospectus or that the selling stockholders will not sell such shares in a private transaction or other transaction that is exempt from the registration requirements of the Securities Act. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the selling stockholders in amounts to be negotiated immediately prior to the sale. The selling stockholders may also loan or pledge the shares registered hereunder to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares pursuant to this prospectus.

     In offering the shares, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the selling stockholder and the compensation of each broker-dealer may be deemed to be underwriting discounts and commissions.

     Rule 102 of Regulation M prohibits a selling stockholder in a distribution from bidding for or purchasing, directly or indirectly, any of the securities which are the subject to the distribution. Rule 104 under Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

     Pursuant to the terms of the Agreement and Plan of Merger, the selling stockholders may not sell any of the shares during the period including the last two weeks of each fiscal quarter through and until 24 hours after announcement of that quarter's operating results. The selling stockholder also may not sell at such other times that the officers and directors are restricted from selling in accordance with applicable policies of Vitesse.

     We cannot assure you that the selling stockholders will sell any or all of the shares offered hereby.


                                 LEGAL MATTERS

     Certain legal matters relating to the validity of the Shares offered hereby will be passed upon by Davis Polk & Wardwell, Menlo Park, California.


                                    EXPERTS

     The consolidated financial statements and schedule of Vitesse Semiconductor Corporation as of September 30, 2000 and 1999 and for each of the years in the three year period ended September 30, 2000, have been incorporated by reference herein, and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The Company will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except the Securities and Exchange Commission ("SEC") registration fee.

SEC registration fee...............................................$  1,040
Legal fees and expenses............................................$ 30,000
Accounting fees and expenses.......................................$ 30,000
Miscellaneous expenses.............................................$  3,960
                                                                   --------
       Total.......................................................$ 65,000

Item 15.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Paragraph 9 of the Registrant's Amended Certificate of Incorporation and Article 6 of the Registrant's Bylaws provide for indemnification of the Registrant's directors and officers to the maximum extent permitted by the Delaware General Corporation Law. The Registrant also maintains, and intends to continue to maintain, insurance for the benefit of its directors and officers to insure such persons against certain liabilities, including liabilities under the Securities laws.

Item 16.  Exhibits.

     2.1 Agreement and Plan of Merger among Vitesse Semiconductor Corporation, Castle Rock Acquisition Corp. and FirstPass, Inc. dated October 4, 2000.

     4.1 Registration Rights Agreement dated October 4, 2000 by and among the Registrant and the Selling Stockholder

     5.1  Opinion of Davis Polk & Wardwell.

     23.1 Consent of KPMG LLP, Independent Accountants.

     23.2 Consent of Counsel (included in Exhibit 5.1).

     24.1 Power of Attorney (included on page II-3).

Item 17.  Undertakings.

     A.   Undertaking Pursuant to Rule 415

     The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     B. Undertaking Regarding Filings Incorporating Subsequent Exchange Act Documents by Reference

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C.  Undertaking in Respect of Indemnification

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on the Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camarillo, State of California, on this 19th day of December, 2000.

                                         VITESSE SEMICONDUCTOR CORPORATION


                                         By   /s/ Eugene F. Hovanec
                                           -----------------------------------
                                           Name:  Eugene F. Hovanec
                                           Title: Chief Financial Officer


     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Louis R. Tomasetta and Eugene F. Hovanec, jointly and severally, his attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on the 19th day of December, 2000 in the capacities indicated.

          Signature                                    Title
          ---------                                    -----

/s/ Louis R. Tomasetta                President, Chief Executive Officer, and
-------------------------------       Director (principal executive officer)
    Louis R. Tomasetta


/s/ Eugene F. Hovanec                 Vice-President, Finance and Chief
-------------------------------       Financial Officer (principal financial
    Eugene F. Hovanec                 and accounting officer)


/s/ James A. Cole                     Director
-------------------------------
    James A. Cole


/s/ Pierre R. Lamond                  Chairman of the Board of Directors
-------------------------------
    Pierre R. Lamond


/s/ John C. Lewis                     Director
-------------------------------
    John C. Lewis


/s/ Alex Daly                         Director
-------------------------------
    Alex Daly


/s/ Vincent Chan                      Director
-------------------------------
    Vincent Chan

                               INDEX TO EXHIBITS

Exhibit
Number                                  Description
-------                                 -----------
  2.1 Agreement and Plan of Merger among Vitesse Semiconductor Corporation, Castle Rock Acquisition Corp. and FirstPass, Inc. dated October 4, 2000

  4.1 Registration Rights Agreement dated October 4, 2000 by and among the Registrant and the Selling Stockholder

  5.1          Opinion of Davis Polk & Wardwell

 23.1          Consent of KPMG LLP, Independent Accountants

 23.2          Consent of Counsel (included in Exhibit 5.1)

 24.1          Power of Attorney (included on Page II-3)